As filed with the United States Securities and Exchange Commission on April 23, 2021

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

IHEARTMEDIA, INC.

(Exact name of registrant as specified in its charter)

Delaware	26-0241222
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

20880 Stone Oak Parkway

San Antonio, Texas 78258

Telephone: (210) 822-2828

(Address of Principal Executive Offices, including Zip Code)

iHeartMedia, Inc. 2021 Long-Term Incentive Award Plan

(Full title of the plan)

Jordan R. Fasbender

Executive Vice President, General Counsel and Secretary

iHeartMedia, Inc.

20880 Stone Oak Parkway

San Antonio, Texas 78258

(210) 822-2828

(Name, address and telephone number, including area code, of agent for service)

With copies to:

Dennis G. Craythorn

Latham & Watkins LLP

885 Third Avenue

New York, New York 10022

(212) 906-1200

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☒

Non-accelerated filer	☐	Smaller reporting company	☐

		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.  ☐

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered	Amount to be Registered(1)	Proposed Maximum Offering Price Per Share	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee
Class A Common Stock, $0.001 par value per share	16,743,222(2)	$18.85(3)	$315,609,734.70(3)	$34,433.02

(1)

Pursuant to Rule 416(a) promulgated under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement shall also cover any additional shares of Class A common stock, par value $0.001 per share (“Class A Common Stock”), of iHeartMedia, Inc. (the “Company”) that become issuable under the Company’s 2021 Long-Term Incentive Award Plan (the “2021 Plan”) by reason of any stock dividend, stock split, recapitalization or other similar transaction effected without receipt of consideration that increases the number of outstanding shares of Class A Common Stock.

(2)

Includes (a) 6,000,000 shares of Class A Common Stock reserved for issuance under the 2021 Plan; and (b) 10,743,222 shares subject to outstanding awards under the iHeartMedia, Inc. 2019 Incentive Equity Plan (the “2019 Plan”), the maximum amount that may become available for issuance under the 2021 Plan as a result of outstanding awards under the 2019 Plan being forfeited, expiring, settled for cash, repurchased or for any other reason pursuant to the terms of the 2021 Plan.

(3)

Estimated solely for purposes of calculating the registration fee pursuant to Rules 457(c) and 457(h) of the Securities Act of 1933, as amended (the “Securities Act”), and based upon the average of the high and low prices of the Company’s shares of Class A Common Stock as reported on the Nasdaq Global Select Market on April 20, 2021.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

Item 1.	Plan Information.

Not required to be filed with this Registration Statement.

Item 2.	Registrant Information and Employee Plan Annual Information.

Not required to be filed with this Registration Statement.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.	Incorporation of Documents by Reference.

The following documents, which have been filed by the Company with the United States Securities and Exchange Commission (the “Commission”) pursuant to the Securities Exchange Act of 1934, as amended (the “Exchange Act”), are incorporated by reference in, and shall be deemed to be a part of, this Registration Statement:

(a)	the Company’s Annual Report on Form 10-K for the year ended December 31, 2020, filed with the Commission on February 25, 2021;

(b)	the Company’s Current Report on Form 8-K, filed with the Commission on January 4, 2021;

(c)	the Company’s Current Report on Form 8-K, filed with the Commission on February 17, 2021;

(d)	the Company’s Current Report on Form 8-K, filed with the Commission on March 5, 2021;

(e)	the Company’s Current Report on Form 8-K, filed with the Commission on March 26, 2021;

(f)	the Company’s Current Report on Form 8-K, filed with the Commission on March 31, 2021; and

(g)

the description of the Company’s shares of Class A Common Stock contained in the Company’s Registration Statement on Form 8-A12B, filed with the Commission on July 17, 2019, including any amendments or reports filed for the purpose of updating such description, including the Description of Securities filed as Exhibit 4.11 to the Registrant’s Annual Report on Form 10-K for the year ended December 31, 2020.

All reports and other documents filed by the Company with the Commission pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act after the date hereof and prior to the filing of a post-effective amendment which indicates that all securities offered pursuant to this Registration Statement have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference herein and to be a part hereof from the date of filing of such documents or reports.

For purposes of this Registration Statement, any document or any statement contained in a document incorporated or deemed to be incorporated herein by reference shall be deemed to be modified or superseded to the extent that a subsequently filed document or a statement contained therein, or in any other subsequently filed document which also is or is deemed to be incorporated by reference, modifies or supersedes such document or such statement in such document. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4.	Description of Securities.

Not applicable.

Item 5.	Interests of Named Experts and Counsel.

Not applicable.

Item 6.	Indemnification of Directors and Officers.

Section 102 of the General Corporation Law of the State of Delaware permits a corporation to eliminate the personal liability of directors of a corporation to the corporation or its stockholders for monetary damages for a breach of fiduciary duty as a director, except where the director breached his duty of loyalty, failed to act in good faith, engaged in intentional misconduct or knowingly violated a law, authorized the payment of a dividend or approved a stock repurchase in violation of Delaware corporate law or obtained an improper personal benefit. Our Fifth Amended and Restated Certificate of Incorporation (the “Certificate of Incorporation”) provides that no director of the Company shall be personally liable to the Company or its stockholders for monetary damages for breach of fiduciary duty as a director, except to the extent such exemption from liability or limitation thereof is not permitted under the General Corporation Law of the State of Delaware as the same exists or may hereafter be amended unless a director violated his or her duty of loyalty to the Company or its stockholders, acted in bad faith, knowingly or intentionally violated the law, authorized unlawful payments of dividends, unlawful stock purchases or unlawful redemptions, or derived improper personal benefit from his or her actions as a director.

Section 145 of the General Corporation Law of the State of Delaware provides that a corporation has the power to indemnify a director, officer, employee, or agent of the corporation, or a person serving at the request of the corporation for another corporation, partnership, joint venture, trust or other enterprise in related capacities against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by the person in connection with an action, suit or proceeding to which he was or is a party or is threatened to be made a party to any threatened, ending or completed action, suit or proceeding by reason of such position, if such person acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and, in any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful, except that, in the case of actions brought by or in the right of the corporation, no indemnification shall be made with respect to any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery or other adjudicating court determines that, despite the adjudication of liability but in view of all of the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such other court shall deem proper.

Our Certificate of Incorporation and Third Amended and Restated Bylaws (the “Bylaws”) provide indemnification for our directors and officers to the fullest extent permitted by applicable law to each person who was or is made a party or is threatened to be made a party to or is otherwise involved in any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (hereinafter a “proceeding”), by reason of the fact that he or she is or was a director or officer of the Company or, while a director or officer of the Company, is or was serving at the request of the Company as a director, officer, employee or agent of another corporation or of a partnership, joint venture, trust, other enterprise or nonprofit entity, including service with respect to an employee benefit plan (hereinafter an “Indemnitee”), whether the basis of such proceeding is alleged action in an official capacity as a director, officer, employee or agent, or in any other capacity while serving as a director, officer, employee or agent, against all liability and loss suffered and expenses (including, without limitation, attorneys’ fees, judgments, fines, ERISA excise taxes and penalties and amounts paid in settlement) reasonably incurred by such Indemnitee in connection with such proceeding; provided, however, that, except as provided in our Certificate of Incorporation and Bylaws with respect to proceedings to enforce rights to indemnification, the Company shall indemnify an Indemnitee in connection with a proceeding (or part thereof) initiated by such Indemnitee only if such proceeding (or part thereof) was authorized by the Board.

An Indemnitee shall also have the right to be paid by the Company to the fullest extent not prohibited by applicable law the expenses (including, without limitation, attorneys’ fees) incurred in defending or otherwise participating in any such proceeding in advance of its final disposition (hereinafter an “advancement of expenses”); provided, however, that, if the General Corporation Law of the State of Delaware requires, an advancement of expenses incurred by an Indemnitee in his or her capacity as a director or officer of the Company (and not in any other capacity in which service was or is rendered by such Indemnitee, including, without limitation, service to an employee benefit plan) shall be made only upon the Company’s receipt of an undertaking (hereinafter an “undertaking”), by or on behalf of such Indemnitee, to repay all amounts so advanced if it shall ultimately be determined that such Indemnitee is not entitled to be indemnified.

We have entered into an indemnification agreement with each of our directors. These indemnification agreements provide that we will indemnify and hold harmless each person subject to an indemnification agreement (each, an “indemnified party”) to the fullest extent permitted by applicable law from and against all losses, costs, liabilities, judgments, penalties, fines, expenses and other matters that may result or arise in connection with such indemnified party serving in his or her capacity as a director of ours or serving at our request as a director, officer, employee, fiduciary or agent of another entity. The indemnification agreements further provide that, upon an indemnified party’s request, we will advance expenses to the indemnified party to the fullest extent permitted by applicable law. Pursuant to the indemnification agreements, an indemnified party is presumed to be entitled to indemnification and we have the burden of proving otherwise. In addition, from time to time, we have entered into and may enter into indemnification agreements and executive employment agreements containing indemnification provisions, and other agreements containing indemnification provisions with our senior officers. Such agreements and provisions generally provide, or will provide, that such persons are to be indemnified and held harmless to the fullest extent authorized by Delaware law. Under the terms of the 2021 Plan, we fully indemnify each director, officer, other employee and agent of the Company or any subsidiary of the Company that has been or will be granted or delegated any duty or power relating to the 2021 Plan’s administration or interpretation, against any cost or expense (including attorneys’ fees) or liability (including any sum paid in settlement of a claim with the administrator’s approval) arising from any act or omission concerning the 2021 Plan unless arising from such person’s own fraud or bad faith. We also have purchased directors’ and officers’ liability insurance covering certain liabilities that may be incurred by our directors and officers in connection with the performance of their duties.

The foregoing is only a general summary of certain aspects of Delaware law and our Certificate of Incorporation and Bylaws, and does not purport to be complete. It is qualified in its entirety by reference to the detailed provisions of the General Corporation Law of the State of Delaware and our certificate of incorporation and bylaws.

Item 7.	Exemption from Registration Claimed.

Not applicable.

Item 8.	Exhibits.

Exhibit Number	Description of Exhibit

4.1	Fifth Amended and Restated Certificate of Incorporation of iHeartMedia, Inc. (incorporated by reference to Exhibit 3.1 of iHeartMedia, Inc.’s Current Report on Form 8-K filed on May 2, 2019).

4.2	Third Amended and Restated Bylaws of iHeartMedia, Inc., dated February 23, 2021 (incorporated by reference to Exhibit 3.2 of iHeartMedia, Inc.’s Annual Report on Form 10-K filed on February 25, 2021).

5.1*	Opinion of Latham & Watkins LLP.

23.1*	Consent of Ernst & Young LLP.

23.2*	Consent of Latham & Watkins LLP (included in Exhibit 5.1).

24.1*	Powers of Attorney (included on the signature page of the Registration Statement).

99.1*	iHeartMedia, Inc. 2021 Long-Term Incentive Award Plan.

*	Filed herewith.

Item 9.	Undertakings.

(a)	The undersigned Company hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii) To reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered

(if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii) To include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) shall not apply if the registration statement is on Form S-8, and the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Company pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in this registration statement.

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned Company hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Company’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Company pursuant to the foregoing provisions, or otherwise, the Company has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Company of expenses incurred or paid by a director, officer or controlling person of the Company in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Company will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of New York, state of New York, on April 23, 2021.

IHEARTMEDIA, INC.

By:	/s/ Jordan R. Fasbender
Jordan R. Fasbender
Executive Vice President, General Counsel and Secretary

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below hereby constitutes and appoints Robert W. Pittman, Richard J. Bressler and Jordan R. Fasbender, and each of them, with full power to act without the other, such person’s true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign this Registration Statement, and any and all amendments thereto (including post-effective amendments), and to file the same, with exhibits and schedules thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing necessary or desirable to be done in connection therewith, as fully for all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them, or their or his or her substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the date indicated.

Signature	Title	Date
/s/ Robert W. Pittman	Chairman and Chief Executive Officer (Principal Executive Officer) and Director	April 23, 2021
Robert W. Pittman

/s/ Richard J. Bressler	President, Chief Operating Officer, Chief Financial Officer (Principal Financial Officer) and Director	April 23, 2021
Richard J. Bressler

/s/ Scott D. Hamilton	Senior Vice President, Chief Accounting Officer (Principal Accounting Officer) and Assistant Secretary	April 23, 2021
Scott D. Hamilton

/s/ James A. Rasulo	Director	April 23, 2021
James A. Rasulo

/s/ Gary Barber	Director	April 23, 2021
Gary Barber

/s/ Brad Gerstner	Director	April 23, 2021
Brad Gerstner

/s/ Cheryl Mills	Director	April 23, 2021
Cheryl Mills

/s/ Kamakshi Sivaramakrishnan	Director	April 23, 2021
Kamakshi Sivaramakrishnan

Signature page to S-8 Registration Statement